Exhibit 10.28
2006 Non-Employee Director Compensation Program
     The following is a summary of the compensation arrangements for Orbital’s non-employee directors effective January 1, 2006:
Annual Retainers and Meeting Fees*:
–	Annual retainer of $30,000

–	Annual retainer of $5,000 for the chairperson of each standing committee for up to one standing committee per year

–	Annual retainer of $1,000 for each non-chair member of each standing committee for up to two standing committees per year

–	Annual retainer of $10,000 for the lead independent director

–	$1,000 for each Board meeting attended in person in excess of five meetings per year

–	A pro-rated amount up to $1,000 for each Board meeting held telephonically based on the length of such meeting

–	$1,000 for each committee meeting attended in person

–	$500 for each committee meeting held telephonically
*The annual retainers and meeting fees are payable in cash or shares of restricted common stock at the non-employee director’s election. The restricted common stock grants are issued under our 1997 Stock Option and Incentive Plan and have a two-year vesting term.
Stock Purchase Matching Program:
–	Orbital matches a non-employee director’s purchase of up to $10,000 worth of common stock in the open market in a calendar year with a grant of restricted common stock that vests in its entirety two years from the date of grant.
Annual Stock Option Grant:
–	Under Orbital’s 1997 Stock Option and Incentive Plan, on the first business day in January, each non-employee director receives an automatic annual grant of 5,000 options to purchase common stock at an exercise price equal to the fair market value on the date of grant. All of the option grants vest in their entirety one year from the date of grant.